FIRST AMENDMENT TO AMENDEDAND RESTATED EMPLOYMENT AGREEMENT

        This First Amendment (this “Amendment”) is entered into as of February 20, 2020, between Entercom Communications Corp., a Pennsylvania corporation (the “Company”), and Andrew Sutor (“Employee” or “You”) in order to amend as follows that certain Amended and Restated Employment Agreement, effective as of August 3, 2017, between the Company and Executive (the “Employment Agreement”).

        WHEREAS, the parties agree to amend the Employment Agreement to extend the term and alter certain terms thereof, with such amendments effective as of January 1, 2020, unless otherwise provided below;

        NOW THEREFORE, in consideration of the mutual covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

        1 Term. Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

“1.    Term. The initial term of this Agreement shall commence as of January 1, 2020, and continue through December 31, 2023, subject to termination or extension as provided herein. This Agreement shall automatically renew from year to year thereafter, unless either party gives at least sixty (60) days prior written notice of his or its election to either terminate or to renegotiate the terms of this Agreement at the end of the initial term or any then current renewal term.”

        2. Compensation.

2.1. Section 2(a) and Section 2(b) of the Employment Agreement are hereby amended to read as follows:

        “(a) For the period from January 1, 2020, to December 31, 2020, you will be paid, on a semi-monthly basis, an annualized salary of $575,000.”
        “(b) Commencing January 1, 2021, and each January 1 thereafter, your salary shall be increased by not less than three percent (3%) or such greater amount as may be determined by the Company in its sole discretion.”

        3. Annual Incentive Bonus. Effective for Employee’s Annual Incentive Bonus relating to periods from and after January 1, 2020 (i.e., specifically excluding any Annual Incentive Bonus relating to 2019), Section 3 of the Employment Agreement is hereby amended to strike the number “$150,000” and replace it with “$325,000.”

        4. Future Equity Grants. Section 4 of the Employment Agreement is hereby amended to strike the penultimate sentence which presently reads:

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“Subject to your continued employment with the Company, such equity grants shall vest as follows: 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries of the date of grant.”

         And replace it with the following:

“Subject to your continued employment with the Company, such equity grants shall vest as determined by the Compensation Committee of the Board in its discretion.”

  5. Signing Bonus. Promptly following the execution of this Amendment, the Company will grant you a signing bonus of 100,000 RSUs under the Entercom Equity Compensation Plan. These RSUs will vest: (i) 50% on January 5, 2022; (ii) 25% on January 5, 2023; and (iii) 25% on January 5, 2024.

        6. Termination. Section 6 of the Employment Agreement is hereby amended as follows:

         a. Subsection 6(b) is amended to delete the parenthetical “(and other than due to disability).”

         b. The first sentence of Subsection 6(c) is amended to strike the clause “May 15, 2021 or any May 15” and replace it with “December 31, 2023 or any December 31.”

c. A new Subsection 6(d) is added to read as follows:

“(d) In the event of: (A) a termination of this Agreement and your employment hereunder without Cause pursuant to Section 6(a), (B) the termination of this Agreement where the Company has not made a Qualified Offer (or has made a Qualified Offer which materially diminishes your rights and/or duties hereunder) and your employment with the Company terminates as a result therefrom pursuant to Section 6(c), or (C) a termination of this Agreement by the Company in breach of this Agreement; then: (I) all of your then-outstanding Company stock based rights which are subject to vesting, shall become vested, exercisable and payable with respect to all of the equity subject thereto; and (II) all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options.”

        7. No Other Changes to the Employment Agreement. Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

Entercom Communications Corp.

By: /s/ David J. Field
Name: David J. Field
Title: Chief Executive Officer
Date:  February 20, 2020

Andrew P. Sutor, IV

/s/ Andrew P. Sutor, IV
Date:  February 20, 2020

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